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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement (Amendment No.2) on Form S-1 (No. 333-12073) of our report dated September 10, 1996 relating to the combined financial statements of Nu Skin Asia Pacific, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Combined Financial and Other Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Combined Financial and Other Information".

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Salt Lake City, Utah

October 23, 1996